EXHIBIT 99


HARDINGE INC.
                                                              One Hardinge Drive
                                                              Elmira, NY  14902
                                 (Nasdaq: HDNG)


AT THE COMPANY:            AT THE FINANCIAL RELATIONS BOARD:
Richard L. Simons                   For Analyst Info: John McNamara
Senior VP & CFO                     For Media Info: Claudine Cornelis
(607) 734-2281                                    (212) 661-8030


FOR IMMEDIATE RELEASE


                       HARDINGE COMMENTS ON FIRST QUARTER

          Repurchase Program Authorized For Up To 1.0 Million Shares

ELMIRA, N.Y., April 9, 1999 -- Hardinge Inc. (HDNG), a leading producer of machine tools, today announced that it expects sales for the first quarter ending March 31, 1999 to be approximately 30% below the $65.8 million in sales reported for the first quarter of 1998. It expects to report net income for the first quarter of between $2.0 million and $2.2 million, or $0.21 and $0.23 per share. The first quarter of 1999 was characterized by very weak demand in the early weeks, with improvement as the quarter progressed. As a result, backlog increased by approximately $3.0 million to $35 million due to a surge in orders at the end of the quarter. Hardinge is scheduled to formally release final results for the first quarter on April 22, 1999 and will hold a conference call at that time.

         Robert E. Agan, Chairman, President and Chief Executive Officer, commented, "As we have stated previously, we have been experiencing weakness in all machine lines which we believe is prevalent throughout the industry. However, it is still too early to determine whether this situation is a short-term dip in demand or the start of a longer-term trend.

         "Current market conditions are consistent with those of the last two quarters. There are many manufacturing companies, both large and small, that are holding back on purchases due to uneasiness about the current economy. Our sales have been negatively impacted by these conditions. On the other hand, many companies continue to buy machine tools as an investment in their future. It is also important to note that despite the soft market, we continue to win orders against our competitors, although discounting and special financing packages have been necessary.

         "The changing market conditions have significantly reduced our visibility on future sales figures by creating a `book to bill' situation. Most of our orders result in product shipment within three months. Trends suggest that sales for the second quarter of 1999 will increase compared with the first quarter, but will be lower year-over-year compared with the second quarter of 1998. Total sales for 1999 could be off by as much as 25% compared with 1998.

         "We expect to benefit during the second quarter from the full impact of our previously announced restructuring measures, including the reduction of our U.S. workforce by approximately 15%. We will also continue our efforts to reduce costs. However, since new product development and strong customer service are the foundation upon which we build for future success, we do not intend to

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reduce our  investments  in these efforts.  As a result of this strategy,  along with the discounting of machines, it is likely that our operating margins going forward will continue to be depressed relative to historical performance. Although it is still early in the year and visibility is limited, we are anticipating that net income for 1999 could fall into the range of $11.0 million to $12.5 million, or $1.16 to $1.32 per share," Mr. Agan concluded.

         "In  the  midst  of  current  industry   conditions,   we  continue  to
successfully introduce new products to the marketplace and plan to unveil a number of new machines throughout the remainder of the year," continued Mr. Agan. "We initiated sales of the new CONQUEST(R) Twin Turn 65, the most technologically advanced machine ever offered by Hardinge, during the first quarter and we are very encouraged by initial market interest, especially in Europe. Additionally, we recently introduced the CONQUEST(R) GT27 Autoload at WESTEC `99, a leading industry tradeshow. This gang-tooled turning cell has built-in automation to provide affordable unattended operation for smaller job shops, enhancing the appeal to this key target segment. "

         The Company also announced that its Board of Directors has authorized the repurchase of up to 1.0 million shares of its common stock, or approximately 10% of the total shares outstanding. Any such purchases will be made from time to time in the open market or in privately negotiated transactions and will be at the discretion of management. Shares repurchased will be available for use under the Company's employee incentive compensation plans and for other general corporate purposes.

         Mr. Agan continued, "The decision to repurchase our stock reflects management's optimism about the long-term performance of the company and future prospects for the machine tool industry. We have an extensive history of managing profitability through industry downturns and have confidence in our ability to continue to do so. At current levels, it is our opinion that the stock price does not accurately reflect our position and is undervalued."

         Hardinge Inc., founded more than 100 years ago, is an international leader in the machine tool industry. The company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, electrical discharge machines and other industrial products. The company's common stock trades on Nasdaq under the symbol "HDNG."

   To receive additional information on Hardinge  Inc., via fax at no charge, dial  1-800-PRO-INFO and enter code HDNG.


This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc. in 1999 . Such statements are based upon information known to management at this time. The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company's ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated. Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company's entry into new product and geographic markets, the company's ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors' actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations. Any forward-looking statement should be considered in light of these factors. The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

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